Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Jerry Hostetter

Smithfield Foods, Inc.

(212) 758-2100

jerryhostetter@smithfieldfoods.com

Smithfield Comments On Fourth Quarter Earnings

Smithfield, Virginia (April 28, 2006)—Smithfield Foods, Inc. (NYSE: SFD) said today that it expects to announce fiscal 2006 fourth quarter earnings per diluted share in the range of zero to $.10 for the period ended April 30, compared to $.76 per diluted share in the fourth quarter of fiscal 2005. Net income is expected to be in the range of zero to $12 million, compared to $85.4 million in last year’s fourth quarter.

Pork margins weakened significantly in the quarter as a result of the protein oversupply in the United States marketplace. In turn, these unsatisfactory conditions depressed live hog prices during the quarter. Hog market prices have averaged $41.60 in this year’s fourth quarter compared to $50.80 last year. Near the end of the quarter, however, hog prices and hog futures have rebounded on expectations of improved fundamentals in the pork sector.

Smithfield plans to report earnings on June 8.

Smithfield Foods has delivered a 25 percent average annual compounded rate of return to investors since 1975. With sales of $11 billion, Smithfield is the leading processor and marketer of fresh pork and processed meats in the United States, as well as the largest producer of hogs. For more information, visit www.smithfieldfoods.com.

This news release may contain “forward-looking” information within the meaning of the federal securities laws. The forward-looking information may include statements concerning the company’s outlook for the future, as well as other statements of beliefs, future plans and strategies or anticipated events, and similar expressions concerning matters that are not historical facts. The forward-looking information and statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, the statements. These risks and uncertainties include availability and prices of livestock, raw materials and supplies, livestock costs, product pricing, the competitive environment and related market conditions, operating efficiencies, access to capital, the cost of compliance with environmental and health standards, adverse results from ongoing litigation and actions of domestic and foreign governments.

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